Exhibit 99.1

NGL Energy Partners Announces the Appointment of Stephen L. Cropper to Board of Directors

TULSA, Okla., Jun 23, 2011 - NGL Energy Partners LP (NYSE: NGL) announces that Mr. Stephen L. Cropper has been appointed to the board of directors of its general partner, NGL Energy Holdings LLC. Mr. Cropper will serve as an independent director and has also been appointed to serve on the Audit Committee.

Mr. Cropper brings substantial energy experience to the Partnership, and has worked in various executive management and governance roles in the energy industry throughout his career. He currently serves as a director of three other publicly traded companies: Sunoco Logistics Partners LP, Berry Petroleum Company and NRG Energy, Inc. In 1998, he retired after 25 years with The Williams Companies, where he most recently served as the President and Chief Executive Officer of Williams Energy Services, a Williams’ operating unit involved in various energy-related businesses. Mr. Cropper was also a director and member of the audit committee for Energy Transfer Partners LP from 2000 until 2005. In addition, he is a past President of the Association of Oil Pipelines.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership formed in September 2010 through the merger of HicksGas and NGL Supply. We own and operate a vertically integrated energy business with three operating segments: midstream, wholesale supply and marketing and retail propane. For further information about us and our operations, please visit our website at www.nglenergypartners.com.

SOURCE: NGL Energy Partners LP

NGL Energy Partners LP
Craig S. Jones, 918-477-0532
Chief Financial Officer
craig.jones@nglep.com
or
Mary Ann Vassar, 918-477-0522
Director of Investment Relations
maryann.vassar@nglep.com